Exhibit 10.28
AMENDMENT TO THE
LEAR CORPORATION
EXECUTIVE SUPPLEMENTAL SAVINGS PLAN
THIS AMENDMENT to the Lear Corporation Executive Supplemental Savings Plan (the “Plan”) made by the undersigned pursuant to authority delegated by the Compensation Committee of the Board of Directors of Lear Corporation, effective as of January 1, 2007 (unless otherwise provided);
WITNESSETH THAT:
1.	Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2007, all benefits under Section 3.2 of the Plan are frozen in amount and no future benefits shall accrue under Section 3.2 of the Plan.

2.	Vesting under Section 3.2 shall continue beyond 2006.

3.	Except to the extent hereby amended, this Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment to the Plan is adopted on the 21st day of December, 2006.

/s/ Roger Jackson Roger Alan Jackson
Senior Vice President – Human Resources